EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER ENDED SEPTEMBER 30, 2014

EDGEWOOD, N.Y. - December 10, 2014 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of video management systems, today announced its financial results for the fourth quarter ended September 30, 2014.

On August 29, 2014, Vicon completed its merger with IQinVision and on September 10, 2014 appointed Eric S. Fullerton as the Company’s new Chief Executive Officer.

Mr. Fullerton said, “I am very excited about the prospects of transitioning these two companies into a more streamlined and nimble organization. Following the closing of the merger, we began implementation of a global restructuring plan that is targeted to achieve measurable future operating cost synergies and deliver innovative and needed products, solutions and services to our customers around the world.

Our strategy is to continue to market both Vicon traditional solutions and IQeye stand-alone cameras, while also integrating them into a combined solution. This offering will be positioned to deliver true ease-of-use, reliability and value. Initial feedback from our channel partners and end users on this strategy has thus far been very positive. These changes have created a renewed energy throughout our entire worldwide sales and service organization. Going forward, we plan to shift our focus to core technology products where we can differentiate our offerings. This will enable the Company to establish a broader multi-tiered sales channel that will better leverage our products, solutions and services and help build mutually beneficial relationships with our customer base.

There is still significant work to be accomplished to fully achieve our near and long term visions. However, our employees are very excited about the opportunity to transform two former prominent brand companies into a new market-driven technology leader in the video security space. As a foundation to these efforts, we have established a set of cores values focusing on our Customers, Integrity, Passion, Innovation and Teamwork”

Mr. Fullerton concluded, “The merger creates a stronger global company committed to innovation and superior customer service. As expected, our fourth quarter results were inevitably impacted by significant charges associated with the merger and restructuring plan. As we implement further planned initiatives, additional restructuring charges are anticipated during fiscal year 2015.”

Fourth Quarter 2014 Financial Results

The financial results for the fourth quarter of fiscal 2014 include the results of operations for IQinVision, Inc. from August 29, 2014, the closing date of the transaction, through September 30, 2014. Accordingly, they are not indicative of results that will be reported in future periods.

Revenues for the fourth quarter of fiscal 2014 increased 4% to $10.5 million as compared to $10.0 million in the fourth quarter of fiscal 2013. Sales of IQinVision products for the period from the merger closing date of August 29, 2014 through September 30, 2014 were $1.8 million. Vicon sales, exclusive of IQinVision, decreased by $1.4 million or 14% for the period due to continued weaknesses in both the Americas and EMEA markets.

Gross profit margins for the fourth quarter of 2014 were 30.4% as compared to 40.0% for the fourth quarter of 2013. Current profit margins were negatively impacted by $519,000 (5.0%) of inventory provisions related to restructuring initiatives and $74,000 (.7%) of charges relating to year-end inventory valuation assessments. Excluding the effects of the restructuring inventory provisions, fourth quarter of 2014 margins would have been 35.4%. The balance of the margin decline principally resulted from an unusually favorable product sales mix in the fourth quarter of 2013.

Operating expenses for the fourth quarter of fiscal 2014 increased $1.2 million to $6.2 million compared to $5.0 million in the fourth quarter of 2013. Operating expenses of IQinVision for the period from the merger closing date of August 29, 2014 through September 30, 2014 were $880,000. In the current quarter, the Company incurred $337,000 of increased merger related costs relating to the August 29, 2014 combination. The Company also recognized $520,000 of severance charges in connection with its restructuring plan and a $300,000 charge for estimated net settlement costs on a recently settled patent lawsuit. Excluding the effects of these charges along with incremental IQinVision expenses of $621,000, operating expenses for the current quarter decreased $507,000 to $4.3 million compared to $4.8 million in the fourth quarter of 2013. Further restructuring charges are anticipated through the balance of fiscal 2015 as planned initiatives are phased in.

Operating loss for the fourth quarter of 2014 was $3.1 million as compared to an operating loss of $954,000 in the fourth quarter of 2013. Excluding non-recurring merger-related expenses of $483,000, restructuring charges of $1.0 million and patent settlement costs of $300,000, the Company would have reported an operating loss of $1.2 million for the fourth quarter of 2014.

On November 12, 2014, the Company entered into a contract to sell its Edgewood, New York headquarters facility for a price of $3.5 million, excluding sales commission. The transaction is expected to close in the second fiscal quarter of 2015 and is contingent upon certain Buyer conditions and customary closing provisions. An estimated loss of $52,000 has been reflected in the current year on the sale after factoring in selling and transaction costs. The Company has also entered into a lease for a similar sized replacement facility located in Hauppauge, New York. In the fourth quarter of 2013, the Company recorded a $3.5 million gain on the sale of its previously owned Hauppauge, New York headquarters facility.

Net loss for the fourth quarter of 2014 was $3.1 million, or $.50 per basic and diluted share, as compared to net income of $2.6 million, or $.58 per basic and diluted share, in the fourth quarter of 2013. Adjusted non-GAAP net loss for the fourth quarter of 2014 was $1.2 million, or $.20 per basic and diluted share, as compared to adjusted non-GAAP net loss of $735,000, or $.16 per basic and diluted share, for the fourth quarter of 2013.

Net loss for fiscal year 2014 was $7.9 million, or $1.61 per basic and diluted share, as compared to net income of $19,000, or $.00 per basic and diluted share, for fiscal year 2013. Adjusted non-GAAP net loss for fiscal year 2014 was $5.5 million, or $1.11 per basic and diluted share, as compared to adjusted non-GAAP net loss of $3.2 million, or $.71 per basic and diluted share, for fiscal year 2013.

About Vicon

Vicon Industries, Inc. (NYSE MKT: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Edgewood, New York, the Company also has principal offices in San Juan Capistrano, California and the United Kingdom. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our global restructuring plan expectations, (ii) our technology and market channel plans and (iii) our future cash flow and strategies. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Vicon and IQinVision successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE MKT requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 29, 2014. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$10,476,000	$10,036,000	$34,878,000	$39,846,000
Gross profit	3,183,000	4,021,000	12,154,000	15,144,000

Operating expenses:
Selling, general and administrative expense	3,694,000	3,705,000	13,549,000	14,745,000
Engineering and development expense	1,242,000	1,119,000	4,595,000	4,189,000
Merger and related expense	483,000	145,000	1,077,000	145,000
Restructuring charges	520,000	—	520,000	—
Patent litigation expense	300,000	6,000	300,000	128,000
Total operating expenses	6,239,000	4,975,000	20,041,000	19,207,000

Operating loss	(3,056,000)	(954,000)	(7,887,000)	(4,063,000)
Gain on sale of building	—	3,498,000	—	3,498,000
Income (loss) before income taxes	(3,106,000)	2,545,000	(7,925,000)	(524,000)
Income tax benefit	(24,000)	(67,000)	—	(543,000)
Net income (loss)	$(3,082,000)	$2,612,000	$(7,925,000)	$19,000

Earnings (loss) per share:
Basic	$(.50)	$.58	$(1.61)	$—
Diluted	$(.50)	$.58	$(1.61)	$—

Shares used in computing earnings (loss) per share:
Basic	6,144,000	4,504,000	4,919,000	4,496,000
Diluted	6,144,000	4,515,000	4,919,000	4,506,000

The Company evaluates performance based on net income (loss) and per share results excluding restructuring charges, merger-related expenses and non-operating gains and losses, which it believes is useful to investors in evaluating recurring results. Reporting these adjusted results is not in accordance with U.S. generally accepted accounting principles (GAAP). The following table provides a reconciliation of reported net loss and related per share results to adjusted non-GAAP net loss and related per share results.

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss)	$(3,082,000)	$2,612,000	$(7,925,000)	$19,000
Adjusting items, net of tax where applicable:
Restructuring charges	1,039,000	—	1,039,000	—
Merger related costs	483,000	145,000	1,077,000	145,000
Facility sales (gain) loss	52,000	(3,498,000)	52,000	(3,498,000)
Patent litigation costs	300,000	6,000	300,000	128,000
Adjusted non-GAAP net loss	$(1,208,000)	$(735,000)	$(5,457,000)	$(3,206,000)

Diluted net loss per share	$(.50)	$.58	$(1.61)	$—
Adjusting items, net of tax where applicable:
Restructuring charges	.17	—	.21	—
Merger related costs	.07	.03	.22	.03
Facility sales (gain) loss	.01	(.77)	.01	(.78)
Patent litigation costs	.05	—	.06	.03
Adjusted non-GAAP net loss per share	$(.20)	$(.16)	$(1.11)	$(.71)

Diluted shares outstanding	6,144,000	4,515,000	4,919,000	4,506,000